This Amended and Restated Pricing Supplement No. 2025-USWR0007 is being filed to revise the CUSIP / ISIN numbers.

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying warrants supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2025

Citigroup Global Markets Holdings Inc.	June , 2025 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2025-USWR0007 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-270327 and 333-270327-01

Bearish Put Warrants Linked to the Highest Performing of the Russell 2000® Index and the S&P 500® Index Expiring June 29, 2026

▪	We are offering put warrants linked to the performance of the highest performing of the underlyings specified below. If the final underlying value of the highest performing underlying is less than its strike value, the warrants will be automatically exercised and you will receive a payment on the exercise settlement date determined as specified below. If, however, the final underlying value of the highest performing underlying is greater than or equal to its strike value, the warrants will expire worthless and you will not receive any payment with respect to the warrants. Even if the final underlying value of the highest performing underlying is less than its strike value so that you receive a payment on the exercise settlement date, you will incur a loss on your investment in the warrants if the value of the payment you receive upon exercise is not at least equal to the premium you pay to purchase the warrants. The final underlying value of the highest performing underlying must be less than the breakeven value indicated below for the payment you receive upon exercise to be greater than the premium.

▪	The warrants may be purchased only by investors who have an options-approved brokerage account. The warrants are highly risky and are suitable only for investors who are knowledgeable about investing in options and can accept a significant risk of losing their entire investment.

▪	You will be subject to risks associated with each of the underlyings and you will be negatively affected by adverse movements in any one of the underlyings.

▪	The warrants are not listed on any exchange and may have limited or no liquidity.

▪	The warrants are unsecured debt securities of Citigroup Global Markets Holdings Inc., guaranteed by Citigroup Inc. Investors must be willing to accept the risk of not receiving any amount due under the warrants if we and Citigroup Inc. default on our obligations. Payments on the warrants are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the warrants are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	The Russell 2000® Index and the S&P 500® Index
Premium:	8.85% per warrant (as percentage of notional amount)
Notional amount:	$1,000 per warrant
Strike date:	June 24, 2025
Pricing date:	June 27, 2025
Issue date:	July 7, 2025
Expiration date:	June 29, 2026, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Exercise settlement date:	July 2, 2026
Exercise style:	European. The warrants are automatically exercisable on the expiration date and may not be exercised by you or by us on any other date.
Payment upon exercise:

On the expiration date, the warrants will either be automatically exercised or will expire worthless, as follows:

▪

If the final underlying value of the highest performing underlying is less than its strike value, the warrants will be automatically exercised and, on the exercise settlement date, you will receive an amount in cash for each warrant you then hold equal to:

notional amount × absolute value of strike differential percentage of highest performing underlying

▪

If the final underlying value of the highest performing underlying is greater than or equal to its strike value, the warrants will expire worthless and you will not receive any payment with respect to the warrants.

If the final underlying value of the highest performing underlying is greater than or equal to its strike value, you will lose your entire investment in the warrants.

Listing:	The warrants will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Calculation agent:	Citibank, N.A., an affiliate of the issuer
QIU:	Insperex LLC will participate in the offering of the warrants as a qualified independent underwriter. See “Plan of Distribution; Conflicts of Interest” in the accompanying warrants supplement.
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per warrant (as percentage of notional amount):	8.85%	0.21%	8.64%
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the warrants on the pricing date will be at least $80.00 per warrant, which will be less than the issue price. The estimated value of the warrants is based on CGMI’s proprietary pricing models.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the warrants from you at any time after issuance. See “Valuation of the Warrants” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $2.10 for each warrant sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a selling concession of up to $0.30 for each warrant they sell and will pay Insperex LLC a fee of $1.80 for each warrant sold in this offering for its services as qualified independent underwriter in connection with this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the warrants, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the warrants declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per warrant proceeds to issuer indicated above represent the minimum per warrant proceeds to issuer for any security, assuming the maximum per warrant underwriting fee.  As noted above, the underwriting fee is variable.

Investing in the warrants is highly risky. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or determined that this pricing supplement and the accompanying warrants supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying warrants supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Warrants Supplement dated January 19, 2024	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The warrants are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Lookback underlying value:	For each underlying, its highest closing value on any scheduled trading day during the lookback observation period (excluding any scheduled trading day on which a market disruption event occurs). In no event will the lookback underlying value of an underlying be lower than the closing value of that underlying on the strike date. There can be no assurance that the closing value of either underlying will be higher than its closing value on the strike date at any time during the lookback observation period.
Final underlying value:	For each underlying, its closing value on the expiration date
Highest performing underlying:	The underlying with the highest strike differential percentage
Lookback observation period:	The period from and including the strike date to and including December 24, 2025
Strike value:	For each underlying, 100.00% of its lookback underlying value
Strike differential percentage:	For each underlying, (i) its final underlying value minus its strike value divided by (ii) its lookback underlying value
Breakeven value:	For each underlying, 91.15% of its lookback underlying value
CUSIP / ISIN:	173074TP0 / US173074TP06

Additional Information

The terms of the warrants are set forth in the accompanying warrants supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying warrants supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying warrants supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the warrants upon the occurrence of market disruption events and other specified events with respect to each underlying (except as set forth in the next paragraph).  The accompanying underlying supplement contains information about each underlying that is not repeated in this pricing supplement.  It is important that you read the accompanying warrants supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the warrants. Certain terms used but not defined in this pricing supplement are defined in the accompanying warrants supplement.

For purposes of the accompanying warrants supplement, no date in the lookback observation period will be considered a “valuation date,” and the lookback observation period will not be considered an “observation period.”

Payout Diagram

The diagram below illustrates your payment upon exercise of the warrants for a range of hypothetical percentage changes in the closing value of the highest performing underlying from its lookback underlying value to its final underlying value.

Payout Diagram

■ The Warrants	■ The Highest Performing Underlying
PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table below illustrates, for various hypothetical percentage changes from the lookback underlying value to the final underlying value of the highest performing underlying:

•	the related strike differential percentage of the highest performing underlying, which is its final underlying value minus its strike value, expressed as a percentage of its lookback underlying value;

•	the payment you would receive upon exercise of the warrants;

•	the payment you would receive upon exercise of the warrants minus the premium; and

•	your total return on the warrants (calculated as (i) the payment you would receive upon exercise minus the premium divided by (ii) the premium).

Percentage change from lookback underlying value to final underlying value of highest performing underlying	Strike differential percentage of highest performing underlying	Payment upon exercise	Payment upon exercise minus premium	Total return on the warrants
50.00%	50.00%	$0.00	-$88.50	-100.00%
40.00%	40.00%	$0.00	-$88.50	-100.00%
30.00%	30.00%	$0.00	-$88.50	-100.00%
20.00%	20.00%	$0.00	-$88.50	-100.00%
10.00%	10.00%	$0.00	-$88.50	-100.00%
5.00%	5.00%	$0.00	-$88.50	-100.00%
0.00%	0.00%	$0.00	-$88.50	-100.00%
-5.00%	-5.00%	$50.00	-$38.50	-43.50%
-8.85%	-8.85%	$88.50	$0.00	0.00%
-10.00%	-10.00%	$100.00	$11.50	12.99%
-20.00%	-20.00%	$200.00	$111.50	125.99%
-30.00%	-30.00%	$300.00	$211.50	238.98%
-40.00%	-40.00%	$400.00	$311.50	351.98%
-50.00%	-50.00%	$500.00	$411.50	464.97%

The examples below illustrate how to determine the payment you would receive upon exercise of the warrants, assuming the various hypothetical final underlying values of the highest performing underlying indicated below.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment upon exercise of the warrants will be. The actual payment upon exercise will depend on the actual final underlying value of the highest performing underlying.

The examples below are based on the following hypothetical values and do not reflect the actual lookback underlying values or strike values of the underlyings. The actual lookback underlying value and strike value of each underlying will be determined at the end of the lookback observation period. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the warrants work. However, you should understand that the actual payment upon exercise of the warrants will be calculated based on the actual lookback underlying value (the highest closing value of the underlying on any scheduled trading day during the lookback observation period, excluding any scheduled trading day on which a market disruption event occurs) and strike value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical lookback underlying value	Hypothetical strike value
Russell 2000® Index	100.00	100.00 (100.00% of its hypothetical initial underlying value)
S&P 500® Index	100.00	100.00 (100.00% of its hypothetical initial underlying value)
PS-3

Citigroup Global Markets Holdings Inc.

Example 1. The final underlying value of the highest performing underlying is 90.00.

Underlying	Hypothetical final underlying value	Hypothetical strike differential percentage
Russell 2000® Index	70.00	-30.00%
S&P 500® Index*	90.00	-10.00%

*Highest performing underlying

In this example, the final underlying value of the highest performing underlying is less than its strike value.  As a result, the warrants would be automatically exercised and you would receive a payment calculated as follows:

Payment upon exercise = notional amount × absolute value of strike differential percentage of highest performing underlying

= notional amount × absolute value of [(i) final underlying value of highest performing underlying minus strike value of highest performing underlying divided by (ii) lookback underlying value of highest performing underlying]

= $1,000 × absolute value of [(i) 90.00 minus 100.00 divided by (ii) 100.00]

= $1,000 × absolute value of [(i) -10.00 divided by (ii) 100.00]

= $1,000 × |-10.00%|

= $100.00

In this example, you would receive $100.00 per warrant upon exercise.  Because this amount exceeds the premium per warrant, you would receive a positive return on your investment in the warrants.

Example 2. The final underlying value of the highest performing underlying is 98.00.

Underlying	Hypothetical final underlying value	Hypothetical strike differential percentage
Russell 2000® Index*	98.00	-2.00%
S&P 500® Index	80.00	-20.00%

*Highest performing underlying

In this example, the final underlying value of the highest performing underlying is less than its strike value.  As a result, the warrants would be automatically exercised and you would receive a payment calculated as follows:

Payment upon exercise = notional amount × absolute value of strike differential percentage of highest performing underlying

= notional amount × absolute value of [(i) final underlying value of highest performing underlying minus strike value of highest performing underlying divided by (ii) lookback underlying value of highest performing underlying]

= $1,000 × absolute value of [(i) 98.00 minus 100.00 divided by (ii) 100.00]

= $1,000 × absolute value of [(i) -2.00 divided by (ii) 100.00]

= $1,000 × |-2.00%|

= $20.00

In this example, you would receive $20.00 per warrant upon exercise.  Because this amount is less than the premium per warrant, you would incur a loss on your investment in the warrants.

Example 3. The final underlying value of the highest performing underlying is 105.00.

Underlying	Hypothetical final underlying value	Hypothetical strike differential percentage
Russell 2000® Index	90.00	-10.00%
S&P 500® Index*	105.00	5.00%

*Highest performing underlying

In this example, the final underlying value of the highest performing underlying is greater than its strike value.  As a result, the warrants would expire worthless and you would not receive any payment in respect of your investment in the warrants.

If the final underlying value of the highest performing underlying is greater than or equal to its strike value, you will lose your entire investment in the warrants.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the warrants is highly risky.  The warrants are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the warrants, and are also subject to risks associated with the terms of the warrants and with the underlyings, because your payment upon exercise of the warrants will depend on the performance of the highest performing underlying.  Accordingly, the warrants are suitable only for investors who are capable of understanding the complexities and risks of the warrants. You should consult your own financial, tax and legal advisors as to the risks of an investment in the warrants and the suitability of the warrants in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the warrants. You should read this summary together with the more detailed description of risks relating to an investment in the warrants contained in the section “Risk Factors Relating to the Warrants” beginning on page WS-7 in the accompanying warrants supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The warrants are highly risky, and you may lose all of your investment in the warrants. The warrants are highly speculative leveraged investments that involve a high degree of risk. The warrants will expire worthless and you will lose your entire investment if the final underlying value of the highest performing underlying is greater than or equal to its strike value. Even if you do receive a payment upon exercise of your warrants, you will incur a loss on your investment in the warrants if the value of the payment you receive is not at least equal to the premium you pay to purchase the warrants. The payment you receive upon exercise of your warrants will be less than the premium if the final underlying value of the highest performing underlying is greater than its breakeven value. You should not invest in the warrants if you are unable or unwilling to the bear the risk of losing up to all of your investment in the warrants.

▪	The warrants provide inverse (bearish) exposure to the performance of the highest performing underlying. Because the warrants provide inverse (bearish) exposure to the performance of the highest performing underlying, your return on the warrants will not benefit from any appreciation of any underlying over the term of the warrants and, if the final underlying value of the highest performing underlying is greater than or equal to its strike value, the warrants will expire worthless and you will lose your entire investment.

▪	The warrants are suitable only for investors with an options-approved account. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

▪	The value of the warrants will decline over time, holding other factors constant. A portion of the value of the warrants at any time will depend on the value of the underlyings at such time relative to their respective strike values. Another portion of the value of the warrants at any time will depend on the length of time remaining until expiration and is known as the “time value” of the warrants. After the pricing date, the time value generally diminishes until, at expiration, the time value of the warrants is zero. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase as the time remaining until expiration becomes shorter.

▪	The warrants are non-standardized options. The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of ours (guaranteed by Citigroup Inc.) and will rank equally with our other unsecured contractual obligations, and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to us (and to Citigroup Inc.) for performance of our obligation to pay any amount we owe upon exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options and, therefore, sales of the warrants prior to expiration may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing values of the underlyings.

▪	The warrants are subject to heightened risk because they have multiple underlyings. The warrants are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform in an unfavorable way, adversely affecting your return on the warrants.

▪	The warrants are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs unfavorably. You are subject to risks associated with each of the underlyings. If any one underlying performs unfavorably, you will be negatively affected. The warrants are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be lower than the performance of the highest performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the highest performing underlying.

▪	You will not benefit in any way from the performance of any worse performing underlying. The return on the warrants depends solely on the performance of the highest performing underlying, and you will not benefit in any way from the performance of any worse performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the warrants, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform unfavorably over the term of the warrants.

PS-5

Citigroup Global Markets Holdings Inc.

All that is necessary for the warrants to perform poorly is for one of the underlyings to perform unfavorably. It is impossible to predict what the relationship between the underlyings will be over the term of the warrants. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	The payment you receive upon exercise of the warrants will depend on the closing values of the underlyings on a single day. Because your payment upon exercise of the warrants will depend on the closing values of the underlyings solely on the expiration date, you are subject to the risk that the closing values of the underlyings on that day may be less favorable, and possibly significantly less favorable, than on one or more other dates during the term of the warrants, resulting in a lower return on your investment in the warrants than if the payment upon exercise had been based upon the closing value of the underlyings on a different date or on multiple dates.

▪	The warrants may not be exercised at any time prior to the expiration date. The warrants are exercisable only on the expiration date and may not be exercised at any other time. You may realize a less favorable return on the warrants than you would have been able to achieve had the warrants permitted you to exercise them at any time at your option.

▪	The warrants are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the warrants and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the warrants.

▪	The warrants will not be listed on any securities exchange and you may not be able to sell them prior to expiration. The warrants will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the warrants. CGMI currently intends to make a secondary market in relation to the warrants and to provide an indicative bid price for the warrants on a daily basis. Any indicative bid price for the warrants provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the warrants can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the warrants because it is likely that CGMI will be the only broker-dealer that is willing to buy your warrants prior to expiration. Accordingly, an investor must be prepared to hold the warrants until expiration.

▪	The estimated value of the warrants on the pricing date, based on CGMI’s proprietary pricing models, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the warrants that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the warrants, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the warrants and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the warrants. These costs adversely affect the economic terms of the warrants because, if they were lower, the economic terms of the warrants would be more favorable to you.

▪	The estimated value of the warrants was determined for us by our affiliate using a proprietary pricing model. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing model. In doing so, it may have made discretionary judgments about the inputs to its model, such as the volatility of the closing values of the underlyings, the dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the model and the inputs to the model may prove to be wrong and therefore not an accurate reflection of the value of the warrants. Moreover, the estimated value of the warrants set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the warrants for other purposes, including for accounting purposes. You should not invest in the warrants because of the estimated value of the warrants. Instead, you should be willing to hold the warrants to expiration irrespective of the initial estimated value.

▪	The estimated value of the warrants is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the warrants from you in the secondary market. Any such secondary market price will fluctuate over the term of the warrants based on the market and other factors described in the next risk factor. Moreover, any secondary market price for the warrants will be reduced by a bid-ask spread, which may vary depending on the aggregate amount of the warrants to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the warrants will be less than the premium you pay to purchase the warrants.

▪	The value of the warrants prior to expiration will fluctuate based on many unpredictable factors. The value of your warrants prior to expiration will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, the dividend yields on the underlyings, interest rates generally, the time remaining to expiration and our and Citigroup Inc.’s creditworthiness, among other factors described under “Risk Factors Relating to the Warrants—Risk Factors Relating to All Warrants—The value of your warrants prior to expiration will fluctuate based on many unpredictable factors” in the accompanying warrants supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your warrants. You should understand that the value of your warrants at any time prior to expiration may be significantly less than the premium you pay to purchase the warrants.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Warrants” in this pricing supplement.

▪	Our offering of the warrants is not a recommendation of bearish exposure to any underlying. The fact that we are offering the warrants does not mean that we believe that investing in an instrument inversely linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including long and short

PS-6

Citigroup Global Markets Holdings Inc.

positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment inversely linked to the underlyings.  These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the warrants.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the warrants through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the warrants. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the warrants. They could also result in substantial returns for us or our affiliates while the value of the warrants declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the warrants. They could also result in substantial returns for us or our affiliates while the value of the warrants declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the warrants. If certain events occur during the term of the warrants, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the warrants. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the warrants. See “Risk Factors Relating to the Warrants—Risk Factors Relating to All Warrants—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the warrants” in the accompanying warrants supplement.

▪	Changes that affect the underlyings may affect the value of your warrants. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the warrants.

▪	The U.S. federal tax consequences of an investment in the warrants are complex.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Warrants” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the warrants, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

PS-7

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions— The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the warrants and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the warrants.

The warrants represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the warrants or to holders of the warrants.

Historical Information

The closing value of the Russell 2000® Index on June 24, 2025 was 2,161.212.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2015 to June 24, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2015 to June 24, 2025

PS-8

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the warrants and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the warrants.

The warrants represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the warrants or to holders of the warrants.

Historical Information

The closing value of the S&P 500® Index on June 24, 2025 was 6,092.18.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2015 to June 24, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2015 to June 24, 2025

PS-9

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Warrants” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a warrant should be treated as a put option for U.S. federal income tax purposes.  By purchasing a warrant, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. Our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the warrants is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the warrants prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a warrant (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the warrant. Such gain or loss should be short-term capital gain or loss.

Please see the discussion under “United States Federal Tax Considerations—Tax Treatment of the Warrants” in the accompanying product supplement for further discussion about the U.S. federal income tax consequences of the ownership and disposition of the warrants.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the warrants. An alternative characterization of the warrants could materially and adversely affect the tax consequences of ownership and disposition of the warrants, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the warrants, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the warrants and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the warrants, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the warrants, provided that (i) income in respect of the warrants is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. In light of the fact that the payout on the warrants is inversely related to the performance of the underlying, payment on the warrants to Non-U.S. Holders will not be subject to Section 871(m).

A determination that the warrants are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the warrants.

If withholding tax applies to the warrants, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the warrants.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the warrants and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-10

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the warrants, is acting as principal and will receive an underwriting fee of up to $2.10 for each warrant sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a selling concession of up to $0.30 for each warrant they sell and will pay Insperex LLC a fee of $1.80 for each warrant sold in this offering for its services as a qualified independent underwriter in connection with this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph.

Because CGMI is an affiliate of Citigroup Global Markets Holdings Inc., Rule 5121 of the Financial Industry Regulatory Authority (“Rule 5121”) requires, among other things, that a “qualified independent underwriter” (as defined in Rule 5121) participate in the preparation of the registration statement and the prospectus with respect to the offering of the warrants and have exercised the usual standards of “due diligence” with respect thereto.  Insperex LLC has agreed to act as a qualified independent underwriter with respect to this offering.  In connection with this offering, Insperex LLC has agreed (a) to participate in the preparation of this pricing supplement and exercise the usual standards of “due diligence” in connection therewith and (b) to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.

See “Plan of Distribution; Conflicts of Interest” in the accompanying warrants supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Warrants

CGMI calculated the estimated value of the warrants set forth on the cover page of this pricing supplement based on a proprietary derivative-pricing model, which generated a theoretical price for the warrants based on various inputs, including the factors described under “Summary Risk Factors—The value of the warrants prior to expiration will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the warrants is a function of the terms of the warrants and the inputs to CGMI’s proprietary pricing model.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the warrants will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately one month following issuance of the warrants, the price, if any, at which CGMI would be willing to buy the warrants from investors, and the value that will be indicated for the warrants on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the warrants.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the one-month temporary adjustment period.  However, CGMI is not obligated to buy the warrants from investors at any time.  See “Summary Risk Factors—The warrants will not be listed on any securities exchange and you may not be able to sell them prior to expiration.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-11